Exhibit 99.1


Media contact:                 Charles Keller
                               612-678-7786
                               charles.r.keller@ampf.com

 Stockholder Contact:          Chris Moran
                               617-218-3864
                               christopher.m.moran@ampf.com

            TRI-CONTINENTAL CORPORATION ANNOUNCES PURCHASE PRICE OF
                 TENDERED SHARES ACCEPTED IN CASH TENDER OFFER

NEW YORK, NY, February 12, 2009 -- Tri-Continental Corporation (the "Corporation") (NYSE: TY) today announced that in accordance with its cash tender offer to repurchase up to approximately 12.5% of its issued and outstanding shares of common stock (the "Cash Offer"), which expired yesterday, February 11, 2009, the Corporation has accepted for purchase 9,254,911 shares, representing 100% of all properly tendered shares. The shares will be purchased at a price of $10.06 per share, which is equal to 99.25% of the net asset value per share of the Corporation's common stock as of the close of the regular trading session of the New York Stock Exchange on February 12, 2009. The number of shares to be purchased represents approximately 11.7% of the Corporation's issued and outstanding shares.

As stated in the Cash Offer materials, the rules of the Securities and Exchange Commission required the Corporation to suspend repurchases of common stock during the Cash Offer period and will continue to require suspension for the ten business days thereafter. Accordingly, restrictions on the ability of the Corporation to repurchase its common stock will continue to apply through February 26, 2009 (the "Final Suspension Date"). Through and including the Final Suspension Date, the Corporation cannot accept, and will not process, any requests to effect repurchases of common stock received from stockholders who hold common stock through accounts at Seligman Data Corp. ("SDC"), the Corporation's current stockholder service agent, including any systematic repurchases of common stock typically processed through the Corporation's Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan).

After the Final Suspension Date, the Corporation will re-commence accepting requests to effect repurchases of common stock from stockholders who hold common stock through accounts at SDC. Any such stockholder's request to effect repurchases of common stock received by the Corporation before February 23, 2009 will be returned to the stockholder. Requests received by SDC on or after February 23, 2009 will be held by SDC and deemed received on February 27, 2009, which is the first business day that the Corporation can repurchase common stock after the Final Suspension Date. For stockholders holding common stock through an individual retirement account (IRA) at SDC that seek to make, under the Internal Revenue Code, a "required minimum distribution" through the
Corporation's   Automatic  Cash   Withdrawal  Plan  (also  known  as

Systematic Withdrawal Plan) on or before the Final Suspension Date, SDC intends to process required minimum distribution requests on February 27, 2009. Additionally, non-IRA systematic repurchases of common stock through the Corporation's Automatic Cash Withdrawal Plan (also known as the Systematic Withdrawal Plan), typically made annually on February 2nd and 16th, will be made on February 27, 2009.

Stockholders who hold the Corporation's common stock through an account held at SDC and wish to sell common stock on or before the Final Suspension Date must transfer the common stock that they wish to sell to a brokerage account. Stockholders may be charged a fee by the broker to open an account, as well as account maintenance fees, and transaction costs or fees (e.g., brokerage commissions) associated with any sale of common stock through the broker. For information on transferring common stock to a brokerage account, contact Georgeson Inc. (the Corporation's Information Agent) by calling 1-888-219-8293, Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m., Eastern time, or Saturday between the hours of 10:00 a.m. and 4:00 p.m., Eastern time (except holidays).

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Corporation or a prospectus, circular or representation intended for use in the purchase or sale of Corporation shares.

The net asset value of shares may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

There is no guarantee that the Corporation's investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED          MAY LOSE VALUE              NO BANK GUARANTEE
NOT A DEPOSIT             NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    TRI-CONTINENTAL CORPORATION


Date: February 12, 2009


                                    By: /s/ Joseph D'Alessandro
                                        -----------------------
                                            Joseph D'Alessandro
                                            Assistant Secretary